Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made by and between Fidelity & Guaranty Life Business Services, Inc., a Delaware corporation with an address at 1001 Fleet Street, Baltimore, Maryland (“F&G”), and John P. O’Shaughnessy, an individual with a residence at 13506 Oliver Station Ct., Louisville, KY 40245 (“Executive”), as of November 14, 2013.

WHEREAS, the parties wish to continue their employment relationship and wish to amend, restate and supersede the prior employment agreement between the parties effective as of December 21, 2009;

NOW, THEREFORE, in consideration of F&G’s continued employment of Executive, and the mutual obligations and rights set forth in this Agreement, the parties agree as follows:

1.	DEFINITIONS

(a)	“Client” or “Client List” means all Past, Present and Potential Clients as defined below;

“Company” means F&G and its direct and indirect subsidiaries, its direct parent and its direct parent’s direct and indirect subsidiaries;

“Compensation” means Executive’s salary and any bonus that may be awarded in the Company’s sole discretion;

“Compensation Year” means a calendar year in which Executive earns compensation;

“Confidential Information” means all secret, confidential or otherwise non-public information, knowledge or data relating to the Group, and their respective businesses or financial affairs, whether or not in writing, including but not limited to information related to: their suppliers and their businesses; prices charged to and terms of business with their customers; their marketing plans and sales forecasts; their financial information, results and forecasts; their proposals or plans for the acquisition or disposal of a company or business or any part thereof; their proposals or plans for any expansion or reduction of activities; their employees, including the employees’ performance, compensation and benefits; their research activities, inventions, trade secrets, designs, formulas and product lines; any information provided to the Group in confidence by its affiliates, customers, suppliers or other parties; and the identity and other information concerning and related to Clients;

“Disability” means Executive’s inability to perform his/her duties on a full-time basis for 180 days during any 12-month period as a result of incapacity due to mental or physical illness, even with reasonable accommodations;

“Employment Period” means the period of time when Executive is employed by the Company, including any Notice Period set forth in Section 5.2(A) below;

“Group” means the Company and the Group Companies, collectively and singularly;

“Group Company” means any company that is an indirect parent or holding company (up to and including the ultimate parent or holding company) of the Company and any direct or indirect subsidiary of any such indirect parent or holding company other than the Company;

“Notice Period” means the period set forth in Section 5.2(A) ending three (3) months from the date of written notice to terminate Executive’s employment;

“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Group;

“Potential Client” means any person or entity to whom the Company has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Group or any person or entity for which a plan exists to make such an offer; persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings are excluded from this definition;

“Present Client” means any person or entity who is an advisee, investment advisory or insurance customer, distributor or client of the Group.

“Termination Date” means the date when Executive ceases to be an employee of the Group;

(b)	References to Sections are, unless otherwise stated, to Sections of this Agreement; and

(c)	Section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

2.	EMPLOYMENT

2.1 Executive’s employment with the Company is “at will,” meaning that Executive may resign at any time for any reason and the Company may discharge Executive at any time for any reason, subject only to any obligation to provide notice as set forth in Section 5.2(A) below. Therefore, beyond any obligation to give notice as set forth in Section 5.2(A) below, nothing in this Agreement obligates Executive to remain in the Company’s employ for any period of time, and the Company has no obligation to employ Executive for any definite or indefinite period of time.

2.2 Executive represents that the performance of this Agreement and his/her duties as an employee of the Company does not and will not breach (i) any pre-existing agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party, (ii) any pre-existing agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to his/her employment with the Company, or (iii) any other terms or obligations to which he/she is bound.

3.	SCOPE OF EMPLOYMENT

3.1 Executive will faithfully, diligently and efficiently perform such duties on behalf of the Company as the Company may assign to him/her. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company, including any changes which may be adopted from time to time. Executive’s actions shall at all times be consistent with, and pursued solely to further, the interests of the Company. Under no circumstances will Executive take any action contrary to the best interests of the Company at any time during the Employment Period.

3.2 Executive shall devote his/her full time and attention to the affairs of the Company and shall not undertake any outside employment, with or without compensation, without written permission of the President or CEO of F&G specifying the outside activity in which Executive may engage.

3.3 Executive shall not have an ownership interest in any company that is a competitor of the Group, except that Executive may have a passive investment in any such company to the extent that (1) the investment does not constitute more than 1% of the competitor’s ownership, and (2) the investment is an immaterial percentage of Executive’s net worth.

4.	COMPENSATION AND BENEFITS

4.1 Compensation: Executive’s Compensation will be determined in the Company’s sole discretion.

4.2 Benefits: Executive shall be eligible to receive the various benefits offered by the Company to its executive employees as may be determined from time to time by the Company. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document.

4.3 Expenses: Executive shall be entitled to reimbursement for reasonable out-of pocket expenses incurred for the Group’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company.

5.	TERMINATION OF EMPLOYMENT

5.1 Termination For Cause: The Company may terminate Executive’s employment for Cause immediately upon written notice. Upon termination of Executive’s employment with the Company in accordance with this Section 5.1, all Compensation and benefits will cease and Executive shall not be entitled to receive any other Compensation, payments or benefits, except (a) earned wages or accrued vacation time that remain due and payable, and (b) benefits to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits and to the extent that such benefits cannot be cancelled under either the terms of the relevant plan documents or applicable law. Executive will have the right to elect to continue his/her health and dental insurance after the Termination Date to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such coverage shall be at Executive’s expense and is not the responsibility of the Company.

“Cause” means the Company’s determination, in its sole discretion, that: (i) Executive has breached Executive’s obligations under this Agreement; (ii) Executive has failed to perform duties assigned to Executive in a manner satisfactory to the Company, subject to the obligation of the Company to provide Executive with prior notice providing reasonable detail of the bases for the unsatisfactory performance and an opportunity to correct the performance deficiencies; (iii) Executive has engaged in acts of dishonesty or moral turpitude, or any unlawful conduct; or (iv) Executive has engaged in conduct that is likely to affect adversely the business and/or the reputation of the Company.

5.2 Termination For Reasons Other Than Cause:

(A) Termination With Notice Period: Either party may terminate Executive’s employment for any reason other than for Cause, Disability or death by giving the other party three (3) months’ notice in writing; terminations for Cause are governed by Section 5.1 above, for Disability by Section 5.2(C) below and death by Section 5.2(D) below.

(i) By The Company:

(a) Continuation of Compensation and Benefits: In the event that the Company provides notice to Executive under this Section 5.2(A), then for the duration of the Notice Period Executive shall continue to receive the base salary that he/she received immediately prior to the notice of termination and shall continue to be eligible to receive all benefits to which he/she is entitled as an employee of the Company. Executive shall not be entitled to any bonus (either in full or pro rata) otherwise payable after the date on which notice is given, nor except as provided below shall Executive receive any Compensation or be eligible for any benefits after the Termination Date, including but not limited to salary and medical, dental, life and disability benefits. Executive will have the right to elect to continue his/her health and dental insurance after the Termination Date to the extent permitted by COBRA. Except as provided below, any COBRA coverage will be at Executive’s own expense and is not the responsibility of the Company.

(b) Severance: Provided Executive signs and delivers, and does not revoke, a general release in a form acceptable to the Company in its sole discretion, (x) Executive shall be entitled to receive a severance payment equal to two (2) weeks of base salary for every full year that Executive was employed by the Group, subject to a minimum payment of twenty-six (26) weeks base salary and a maximum payment of fifty-two (52) weeks base salary, and (y) if Executive properly elects COBRA coverage, the Company will make payments to the insurance provider(s) equal to the amount due for Executive’s COBRA coverage payments for a period of time equal to the number of weeks of Executive’s severance payments or until Executive is eligible to receive health benefits under another medical plan, whichever is sooner (by way of example only, if Executive is entitled to a severance payment equal to thirty weeks’ base salary because he/she has been employed by the Company for fifteen (15) years, the Company will make monthly payments to the COBRA insurance provider for the first thirty weeks of COBRA coverage, assuming Executive has executed and not revoked the release and has not otherwise become eligible to receive benefits under another medical plan). Executive agrees to give the Company notice immediately if he/she becomes eligible to receive benefits under another medical plan. The release agreement shall be provided to the Executive during the first month of the Notice Period. The severance payment based on tenure with the Company shall be paid in a lump sum within ten (10) days following the expiration of the Notice Period, provided that Executive has executed the release agreement, returned it to the Company, and allowed the revocation period therefor to expire, by the end of the Notice Period. The release agreement will provide, among other things, for the general release of any and all claims that Executive may have against the Group and its officers, directors, employees and agents, whether known or unknown, and whether at common law or arising under any statute, including but not limited to statutes relating to discrimination and whistleblowing, and also will require Executive to keep the terms of the release confidential, subject to appropriate carve outs as required by law. Executive shall not be entitled to any other payment of any kind, except (a) as expressly provided in this Agreement, (b) earned wages or accrued vacation time that remains due and payable, and (c) benefits to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits and to the extent that such benefits cannot be cancelled under either the terms of the relevant plan documents or applicable law.

(ii) By Executive: In the event that Executive provides notice to the Company under Section 5.2(A), Executive shall not be entitled to any bonus (either in full or pro rata) otherwise payable after the date on which notice is given or any other compensation, payment or benefits of any kind, except (a) for the duration of the Notice Period, Executive shall continue to receive the base salary that he/she received immediately prior to the notice of termination and shall continue to be eligible to receive all benefits to which he/she is entitled as an employee of the Company, (b) earned wages or accrued vacation time that remains due and payable after the Termination Date, and (c) benefits payable after the Termination Date to the extent that Executive is entitled to accrued benefits under the express terms of any plan governing such benefits and to the extent that such benefits cannot be cancelled under either the terms of the relevant plan documents or applicable law. Executive will have the right to elect to continue his/her health and dental insurance after the Termination Date to the extent permitted by COBRA. Such coverage shall be at Executive’s expense and is not the responsibility of the Company.

(B) Conduct During the Notice Period: During the Notice Period, Executive remains employed by the Company and shall not commence employment with any other employer, and is subject to all of the obligations, rules, policies and practices of the Company, including the obligation to act solely in the best interest of the Company. During the Notice Period, Executive shall perform such duties and tasks as the Company may assign to Executive, provided, however, that the Company reserves the right to have Executive stay away from the Company’s premises and not contact any Group employee or Client.

(C) Disability: The Company may terminate Executive’s employment on written notice to Executive that the Company has determined that a Disability of Executive has occurred. Should the Company terminate this Agreement by reason of Executive’s Disability, all Compensation and benefits will cease effective on the Termination Date, and Executive shall have no right to any further payments or benefits except (a) to the extent that Executive is entitled to wages, accrued but unused vacation time or accrued benefits under the express terms of any plan governing such benefits, and (b) a pro rata bonus for the period when Executive was performing his/her regular duties on a full-time basis to the extent such bonus would have otherwise been payable in the absence of such disability.

(D) Death: Executive’s employment shall terminate automatically upon Executive’s death. All Compensation and benefits will cease effective on the date of Executive’s death, except that Executive’s estate shall be eligible to receive Executive’s bonus, to the extent such bonus would have otherwise been payable, for the period up through Executive’s death; in the event Executive’s death is prior to the end of a Compensation Year, the bonus shall be prorated based upon the number of days Executive worked during the Compensation Year.

(E) Equity Compensation: Any unvested award granted under any Company equity compensation plan will be handled in accordance with the terms of the applicable plan and grant agreement.

(F) IRC Section 409A Compliance: The parties intend that the payments and benefits to which Executive could become entitled in connection with a termination of employment shall comply with or meet an exemption from

Section 409A of the Internal Revenue Code. In this regard, notwithstanding anything in this Agreement to the contrary, all cash amounts that become payable under this Agreement shall be paid no later than March 15 of the year following the year in which such amounts are earned or become payable, shall qualify for the exception for “separation pay” set forth in Section 1.409A-1(b)(9) of the Treasury Regulations, or shall comply with Section 409A of the Internal Revenue Code. Payments subject to Section 409A of the Internal Revenue Code that are due upon termination of employment shall be made only upon “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code, and shall be subject to the 6-month payment delay described in Section 409A(a)(2)(B)(i) of the Internal Revenue Code if the Executive is a “specified employee” as described therein. In the event that it is determined that the terms of this Agreement do not comply with Section 409A of the Code, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement so that it complies (in a manner that preserves the economic value of the payments and benefits to which Executive may become entitled) so that payments are made within the time period and in a manner permitted by the applicable Treasury Regulations.

5.3 Upon termination (or suspension) of Executive’s employment, regardless of the reason, Executive shall deliver to the Company all books, documents and materials described in Section 6 below, and all computers, blackberries, other personal data devices, phones, credit cards, keys and other property of the Group that are in Executive’s possession or control.

5.4 Termination of Executive’s employment with the Company for any reason shall constitute Executive’s resignation as an officer, director, trustee and/or any and all other positions held by him with any subsidiary or any pooled investment vehicle organized or advised by the Group, effective automatically. Executive shall execute any and all documents and take any and all action reasonably requested by the Group to acknowledge and effect such resignations.

6.	FURTHER COVENANTS.

6.1 All Business to Be the Property of the Group; Assignment of Intellectual Property.

(A) Executive agrees that any and all presently existing investment advisory and insurance business of the Group and all business developed by Executive or any other employee of the Group, including without limitation all investment advisory and insurance contracts, distribution agreements, fees, commissions, compensation records, performance records, Client Lists, agreements and any other incident of any business developed or sought by the

Group or earned or carried on by Executive during his/her employment with the Group, are and shall be the exclusive property of the Group for its sole use and (where applicable) shall be payable directly to the Group. Executive grants to the Group Executive’s entire right, title and interest throughout the world, if any, in and to all research, information, Client Lists, product lists, distributor lists, identities, investment profiles and particular needs and characteristics of Clients, performance records, and all other investment advisory, insurance, technical and research data made, conceived, developed and/or acquired by Executive solely, jointly or in common with others during the period of Executive’s employment by the Group, that relate to the Group’s business as it was or is now rendered or as it may, from time to time, hereafter be rendered or proposed to be rendered during the Employment Period.

(B) Any inventions and any copyrightable material developed by Executive in the scope of his/her employment with the Group shall be promptly disclosed to the Group and will be “works for hire” owned by the Group. Executive will, at the Group’s expense, do whatever is necessary to transfer to the Group, and document its ownership of, any such property.

6.2 Confidentiality. Executive shall not, either during the period of Executive’s employment with the Group or thereafter, use for Executive’s own benefit or disclose to or use for the benefit of any person outside the Group, any information not already lawfully available to the public concerning Confidential Information, whether Executive has such information in Executive’s memory or embodied in writing or other tangible or electronic form. All Confidential Information, and all originals and copies of any Confidential Information, and any other written material relating to the business of the Group, including information stored electronically, shall be the sole property of the Group. Executive acknowledges and agrees that the Confidential Information has been and will be developed by the effort and expense of the Group; that such Confidential Information has economic value to the Group and would have significant economic value to the Group’s competitors if divulged; that the Confidential Information is not available to the Group’s competitors; and that keeping the Confidential Information from the Group’s competitors has economic value to the Group. Upon the termination of Executive’s employment in any manner or for any reason, Executive shall promptly surrender to the Group all originals and copies of any Confidential Information, and Executive shall not thereafter retain or use any Confidential Information for any purpose.

6.3 Client Information. Executive acknowledges that while employed by the Group, Executive will have contact with and become aware of the Group’s Clients and distributors and the representatives of those Clients and distributors, names and addresses, specific client and distributor needs and requirements, and leads and references to Potential Clients (together with the Client List, collectively, the “Client Information”). Executive agrees that the Client Information constitutes a trade secret and otherwise is a valuable asset of the Group. Executive further agrees that the Client Information has been and will be developed by the Group and would have significant economic value to the Group’s competitors if divulged; that the Client Information is not available to the Group’s competitors; that keeping the Client Information confidential from the Group’s competitors has economic value to the Group; and that the Group takes reasonable steps to protect the confidentiality of the Client Information.

6.4 Restrictive Covenants.

(A) For eighteen (18) months following the Termination Date, irrespective of the reason for the termination, Executive shall not, directly or indirectly, solicit or attempt to solicit, or assist others in soliciting or attempting to solicit, any Client of the Group for the purpose of providing investment advisory or insurance services or products or distribution services. Executive agrees that the restriction contained in this Section is necessary to protect the Group’s business and property in which the Group has made a considerable investment, and to prevent misuse of the Confidential and Client Information. For purposes of this Section 6.4(A), “Client” means:

“Past Client” means any person or entity who had been an advisee, investment advisory or insurance customer, distributor or client of the Group during the one (1) year period immediately preceding the termination of Executive’s employment with the Group and with which Executive dealt while at the Group or which became known to Executive during the course of his/her employment at the Company.

“Potential Client” means any person or entity to whom the Group has offered (by means of a personal meeting, telephone call, or a letter or written proposal specifically directed to the particular person or entity) within the one (1) year immediately preceding the termination of Executive’s employment to serve as investment adviser or to provide or distribute insurance products but which is not at such time an advisee, investment advisory or insurance customer, distributor or client of the Group and with which Executive dealt while at the Group or which became known to Executive during the course of his/her employment at the Group; this definition includes persons or entities for which a plan exists to make such an offer, but excludes persons or entities solicited or to be solicited solely by non-personalized form letters and blanket mailings.

“Present Client” means any person or entity who at the time of Executive’s termination of employment is an advisee, investment advisory or insurance customer, distributor or client of the Group and with which Executive dealt while at the Group or which became known to Executive during the course of his/her employment at the Group.

(B) For eighteen (18) months following the termination of Executive’s employment with the Group, irrespective of the reason for the termination, Executive shall not directly or indirectly solicit, recruit, induce away, or attempt to solicit, recruit, or induce away, or hire any employee, director, officer or agent, contractor or consultant of the Group with whom Executive had contact during Executive’s employment with the Group. For purposes of this paragraph, “contact” means any personal interaction whatsoever between the individual and Executive.

(C) For six (6) months following the termination of the Executive’s employment with the Group, irrespective of the reason for the termination, the Executive shall not, without the written consent of the Group, directly or indirectly carry on or participate in a Competing Business (as defined below). A “Competing Business” shall mean a life insurance or annuity business, or a business in the life insurance or annuity industry, in the United States of America. The phrase “carry on or participate in a Competing Business” shall include engaging in any of the following activities, directly or indirectly: (i) Carrying on or engaging in a Competing Business as a principal, or on the Executive’s own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder, limited partner or other interest holder owning more than five (5) percent of the stock or equity interests or securities convertible into more than five (5) percent of the stock or equity interests in any entity that is carrying on or engaging in a Competing Business; (ii) as agent or principal, carrying on or engaging in any activities or negotiations with respect to the acquisition or disposition of a Competing Business; (iii) extending credit for the purpose of establishing or operating a Competing Business; (iv) lending or allowing the Executive’s name or reputation to be used in a Competing Business; (v) otherwise allowing the Executive’s skill, knowledge or experience to be used in a Competing Business.

(D) Executive and the Group agree that the period of time and the geographic area applicable to the covenants of Section 6.4 are reasonable and necessary to protect the legitimate business interests and goodwill of the Group in view of (1) Executive’s senior executive position within the Group, (2) the geographic scope and nature of the business in which the Group is engaged, (3) Executive’s knowledge of the Group’s business and (4) Executive’s relationships with the Clients.

6.5 Executive shall comply with (a) every applicable rule of law and (b) the rules and regulations of regulatory authorities insofar as the same are applicable to his/her employment with the Group.

6.6 Executive shall not disparage, portray in a negative light or make any statement which would be harmful to, or lead to unfavorable publicity for, the Group, or any of their current or former directors, officers or employees, including, without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet or internet-related sites; provided, however, that this Agreement does not apply to the extent Executive is making truthful statements when required by law or by order of a court or other legal body having jurisdiction or when responding to an inquiry from any governmental or regulatory organization.

6.7 At no time after the Termination Date shall Executive represent him/herself as being interested in or employed by or in any way connected with the Group, other than as a former employee of the Group. After the Termination Date, Executive shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Group or for the purpose of carrying on or obtaining or retaining any business or customers claim, represent or otherwise indicate any past association with the Group.

6.8 Executive agrees to (i) provide truthful and reasonable cooperation, including but not limited to his/her appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to his/her employment or area of responsibility at the Group, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) provide to the Group’s counsel all documents in Executive’s possession or control relating to such regulatory or litigation matters. F&G will reimburse Executive for all reasonable travel expenses in connection with such cooperation.

6.9 The provisions of this Agreement, including but not limited to this Section 6, shall continue to apply with full force and effect should Executive transfer between or among the Group, wherever situated, or otherwise become employed by any other member of the Group, or be promoted or reassigned to any position. In the event that Executive becomes employed by a member of the Group other than the Company, this Agreement shall be read to substitute the other company’s name wherever the Company is referenced and the Company’s rights under this Agreement shall be assigned to Executive’s new employer, and Executive consents to such assignment.

6.10 The Group shall have the right to communicate Executive’s ongoing obligations under this Agreement to any entity or individual by whom Executive becomes employed or with whom Executive becomes otherwise engaged following termination of employment with the Group, and Executive consents to the Group making that communication.

6.11 To the extent any of the covenants of this Section 6 or any other provisions of this Agreement shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) geographic area, (ii) time period, (iii) any activity or capacity covered by such covenant or contractual provision, or (iv) any other term or provision of such covenant or contractual provision, the covenant or contractual provision shall be construed to the maximum breadth determined to be legal and enforceable, and the illegality or unenforceability of any one covenant or contractual provision shall not affect the legality and enforceability of the other covenants or contractual provisions.

6.12 Executive acknowledges that his/her agreement to comply with these restrictions was an inducement for the Group to continue to employ Executive and to enter into this Agreement with Executive.

7.	GENERAL

7.1 This Agreement and any disputes relating to the parties’ relationship or the termination of that relationship, whether arising in law or equity and whether based on contract, tort or statutory rights, shall be deemed to have been made in the state of Maryland and shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the state of Maryland, without giving effect to conflict-of-law principles. Both parties agree that any action, demand, claim or counterclaim (collectively, any “Legal Action”) relating to this Agreement or any other disputes relating to the parties’ relationship or the termination of that relationship, whether arising in law or equity and whether based on contract, tort or statutory rights, shall be commenced exclusively in Maryland in any state or federal court of competent jurisdiction. Both parties acknowledge material witnesses and documents would be located in Maryland, and neither party shall assert that Maryland is an inconvenient or otherwise inappropriate venue for the resolution of any dispute. Both parties further agree that any disputes relating to this Agreement or any other disputes relating to the parties’ relationship or the termination of that relationship, whether based on contract, tort or statutory rights, shall be resolved by a judge alone, and both parties waive and forever renounce the right to a trial before a civil jury.

7.2 This agreement may be executed in counterparts.

7.3 This Agreement contains the entire agreement of the parties and supersedes all oral or written employment, consulting or similar agreements, understandings or arrangements between Executive, on the one hand, and the Group, on the other hand, relating to Executive’s employment or the termination of his/her employment, including but not limited to the employment agreement between the parties effective as of December 21, 2009. In entering into this Agreement, neither party is relying on any oral or written representation, promise, agreement or understanding that is not set forth in this Agreement, and both parties expressly disclaim any reliance on any oral or written representation, promise, agreement or understanding not set forth in this Agreement.

7.4 This Agreement may not be amended or modified other than by a written agreement executed by both parties. The writing executed by the Company must be by the CEO of F&G. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of Executive are personal, are not assignable, and may be performed only by him/her.

7.5 All notices and other communications required under this Agreement shall be in writing and shall be given by hand delivery to the other party, by overnight delivery service, signature required, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	John P. O’Shaughnessy
13506 Oliver Station Court
Louisville, KY 40245

If to the Company:	Fidelity & Guaranty Life Business Services, Inc.
1001 Fleet Street
Baltimore, MD 21202
Attn: Rose Boehm

or to such other address as either party shall have furnished to the other in writing in accordance with this provision. Notices and communications shall be effective when delivered to the addressee or, if addressee refuses delivery, on the date delivery was first attempted.

7.6 Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.

7.7 All provisions in this Agreement that relate to compensation or benefits (including but not limited to salary, bonuses and employee benefits) are operative only to the extent that Executive continues to be employed by the Company as of the time that the payment or award of any of the above would be due except as otherwise provided for in Section 5 or under the express terms of any benefit plans. If Executive is no longer employed as of that time, none of the Compensation or benefits otherwise due shall be payable to Executive except (a) as expressly provided in Section 5 of this Agreement, (b) for earned but unpaid wages or accrued but not used vacation or (c) under the express terms of any benefit plans to the extent that such benefits cannot be cancelled under either the terms of the relevant plan documents or applicable law.

7.8 Executive acknowledges and agrees that the Company’s remedy at law for any breach of the provisions of this Agreement would be inadequate and that for breach of such provisions the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to temporary, preliminary and permanent injunctive relief as well as to enforce its rights by an action for specific performance to the extent permitted by law. Executive expressly consents to the granting of temporary, preliminary and permanent injunctive relief and/or specific performance for breach of this Agreement.

7.9 The Company shall have the right to set off any damages incurred by the Group against any amounts due to Executive by the Group, except for Executive’s salary and other sums that are non-forfeitable wages under the law or otherwise protected from offset or seizure by law. In addition to, and without limiting in any way, the Company’s rights and remedies as set forth in this Agreement or in law or equity, Executive agrees that if Executive engages in any activities prohibited by this Agreement, Executive will pay over to the Company all compensation or revenue received in connection with such activities.

7.10 All compensation and benefits payable under this Agreement shall be subject to withholding by the Company of all applicable taxes. The parties further understand and agree that should any relevant law (including without limitation any regulatory interpretations thereof) change between the time of execution of this Agreement and the payment of the various payments to Executive called for by the Agreement, the parties will revise the Agreement accordingly in a good-faith attempt to ensure ongoing compliance with such law upon mutual agreement of the parties, staying as consistent as possible with the financial and other business terms of this Agreement, but in any case Executive hereby agrees that all personal income taxes on his/her compensation and benefits under this Agreement and all penalties and interest with respect to such personal income taxes, including but not limited to under Section 409A of the Internal Revenue Code, if any, are his own responsibility.

7.11 Executive and the Company represent and acknowledge that the consideration that each has received under this Agreement is sufficient and adequate for the obligations that each has agreed to undertake, and expressly waives any right to assert that they have not received adequate consideration for agreeing to the obligations undertaken in this Agreement.

7.12 Executive acknowledges and represents that he/she understands his/her obligations and rights under this Agreement, has had adequate time to consider it, and has had adequate time and opportunity to ask any questions and obtain any advice he/she felt necessary or appropriate. No one has placed any pressure on Executive to execute this Agreement prior to the expiration of a reasonable time for him/her to read it, ask any questions and obtain any advice he/she felt necessary or appropriate. Executive enters into this Agreement freely and voluntarily.

7.13 The officer executing this Agreement on behalf of F&G has the authority to enter into this Agreement, and Executive is relying on his/her authority to do so.

IN WITNESS whereof this Agreement has been executed the day and year first above written.

EXECUTIVE

/s/ John P. O’Shaughnessy
By:	John P. O’Shaughnessy

FIDELITY & GUARANTY LIFE BUSINESS SERVICES, INC.

/s/ Rose Boehm
By:	Rose Boehm

Its:	SVP Human Resources

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